INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of Penn Engineering & Manufacturing Corp.on Form S-2 of our report dated February 6, 1996, (April 17, 1996 as to Note 11) included and incorporated by reference in the Annual Report on Form 10-K of Penn Engineering & Manufacturing Corp. for the years ended December 31, 1995 and 1994, and to the use of our report dated February 6, 1996 (April 17, 1996 as to Note 11), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
May 21, 1996